Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use of our report dated October 7, 2004 on the consolidated balance sheets of Shaw Communications Inc. as at August 31, 2004 and 2003 and the consolidated statements of income (loss) and deficit and cash flows for each of the years in the three year period ended August 31, 2004 in the Registration Statement (Form F-10) of Shaw Communications Inc. filed on November 2, 2005.
/s/   ERNST & YOUNG LLP
Calgary, Canada
November 2, 2005